As filed with the Securities and Exchange Commission on August 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TALOS ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	82-3532642
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

333 Clay St., Suite 3300 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED TALOS ENERGY INC. 2021 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Willian S. Moss III

Executive Vice President and General Counsel

333 Clay Street, Suite 3300

Houston, Texas 77002

(Name and address of agent for service)

(713) 328-3000

(Telephone number, including area code, of agent for service)

Copies to:

Jackson O’Maley

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

EXPLANATORY NOTE

The Talos Energy Inc. 2021 Long Term Incentive Plan was adopted in 2021 (the “2021 LTIP”). At the Annual Meeting of Shareholders (the “2024 Annual Meeting”) of Talos Energy Inc., a Delaware corporation (the “Registrant”), held on May 23, 2024, the Registrant’s shareholders approved an amendment and restatement of the 2021 LTIP (the “2024 Amendment”) in order to increase the number of shares of common stock, $0.01 par value per share (the “Common Stock”), available for future grants to 12,439,415 since the adoption of the 2021 LTIP and to extend the term of the plan to the tenth anniversary of the 2024 Annual Meeting (as amended and restated, the “Plan”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 4,180,000 shares of Common Stock that may be issued pursuant to the Plan, which are available as a result of the 2024 Amendment to the Plan.

Except as otherwise set forth below, the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2021 (File No. 333-256554), is incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The discussion below summarizes the material indemnification provisions of the Registrant’s Second Amended and Restated Certificate of Incorporation (“Charter”), Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (“Certificate of Amendment”), and Second Amended and Restated Bylaws (“Bylaws”), Sections 102(b)(7) and 145 of the Delaware General Corporation Law (“DGCL”), and the Plan.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. Indemnification is also allowed in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that a corporation cannot indemnify them if they have been adjudged to be liable to the corporation unless the Court of Chancery or the court in which the action or suit was brought shall determine upon application that they are fairly and reasonably entitled to indemnity for such expenses. Section 145 of the DGCL also requires a Delaware corporation to indemnify a present or former officer or director against any expenses (including attorneys’ fees) actually and reasonably incurred by such person if he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein.

Article VII of the Charter together with Article VI of the Bylaws provide for mandatory indemnification of each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative because:

•	the person is or was or has agreed to become a director or officer of the Registrant; or

•

is a person who, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, to the fullest extent permitted by the DGCL as it exists at the time the indemnification provisions of the Charter and the Bylaws were adopted or as it may be amended. However, except for proceedings to enforce rights to indemnification or advancement, the Registrant will indemnify any person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of the Registrant.

Article VII of the Charter and Article VI of the Bylaws provide for the advancement of reasonable expenses (including, without limitation, attorneys’ fees) reasonably incurred by any indemnified person; provided, however, that the person to whom expenses are advanced shall deliver to the Registrant a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under the Bylaws and a written undertaking to repay all amounts advanced if it is ultimately determined that such indemnified person is not entitled to be indemnified.

Article VII of the Charter and Article VI of the Bylaws expressly provide that they are not the exclusive methods of indemnification.

Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

Article VI of the Bylaws provides that the Registrant may purchase and maintain insurance, at its own expense, to protect itself and any director or officer of the Registrant or of another entity against any expense, liability or loss. This insurance coverage may be maintained regardless of whether the Registrant would have the power to indemnify the person against the expense, liability or loss under the Bylaws.

The Certificate of Amendment to the Charter contains a provision limiting the personal liability of a director or officer to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unlawful acquisitions or redemptions of, or payment of dividends on, capital stock; or

•	for any transaction from which the director or officer derived an improper personal benefit.

The forgoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Charter, the Certificate of Amendment, and the Bylaws.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. These agreements require that the Registrant indemnify such individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Registrant, and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Plan provides that the members of the compensation committee of the board of the Registrant (the “Compensation Committee”) and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the Compensation Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Second Amended and Restated Certificate of Incorporation of Talos Energy Inc. (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2023).

4.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Talos Energy Inc. (incorporated by reference herein to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2024).

4.2	Second Amended and Restated Bylaws Talos Energy Inc. (incorporated by reference herein to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on February 14, 2023).

4.3	Amended and Restated Talos Energy Inc. 2021 Long Term Incentive Plan (incorporated by reference herein to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 23, 2024).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP (Talos Energy Inc.).

23.2*	Consent of Ernst & Young LLP (QuarterNorth Energy Inc. Assets).

23.3*	Consent of Ernst & Young LLP (QuarterNorth Energy Inc. 2021).

23.4*	Consent of Ernst & Young LLP (QuarterNorth Energy Inc. 2022).

23.5*	Consent of Ernst & Young LLP (QuarterNorth Energy Inc. 2023).

23.6*	Consent of Netherland, Sewell & Associates, Inc. (Talos Energy Inc.).

23.7*	Consent of Netherland, Sewell & Associates, Inc. (QuarterNorth Energy Inc.).

23.8*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

107.1*	Calculation of Filing Fee Table.

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on August 8, 2024.

TALOS ENERGY INC.

By:	/s/ William S. Moss III
Name:	William S. Moss III
Title:	Executive Vice President and General Counsel

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints William S. Moss III and Sergio L. Maiworm, Jr., and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 8, 2024.

Signatures	Title

/s/ Timothy S. Duncan Timothy S. Duncan	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Sergio L. Maiworm, Jr. Sergio L. Maiworm, Jr.	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ Gregory M. Babcock Gregory M. Babcock	Chief Accounting Officer and Vice President (Principal Accounting Officer)

/s/ Neal P. Goldman Neal P. Goldman	Chairman of the Board

/s/ Paula R. Glover Paula R. Glover	Director

/s/ John “Brad” Juneau John “Brad” Juneau	Director

/s/ Donald R. Kendall, Jr. Donald R. Kendall, Jr.	Director

/s/ Joseph A. Mills Joseph A. Mills	Director

/s/ Richard Sherrill Richard Sherrill	Director

/s/ Charles M. Sledge Charles M. Sledge	Director

/s/ Shandell Szabo Shandell Szabo	Director